EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hungarian Telephone and Cable Corp.:

We consent to the use of our report dated March 19, 2007, except as to notes 1(c), 1(m), 1(q), 10, 11, 12 and 19, and schedule I, which are as of February 29, 2008, with respect to the consolidated balance sheet of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 2006 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005, and the related financial statement schedules I and II in this Registration Statement.

Our report on the consolidated financial statements dated March 19, 2007 except as to notes 1(c), 1(m), 1(q), 10, 11, 12 and 19, and schedule I, which are as of February 29, 2008, refers to (1) the adoption of Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment, and (2) the restatement of the consolidated financial statements to reflect the correction of errors in accounting for embedded derivatives, revenue recognition on certain multiple element arrangements, stock based compensation and income taxes.

We also consent to the use of our report dated June 7, 2007 with respect to the consolidated balance sheets of Matel Holdings N.V. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated income statements, consolidated cash flow statements, and consolidated statements of changes in shareholders’ equity for each of the years in the two-year period ended December 31, 2006 in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ KPMG Hungária Kft.

Budapest, Hungary

January 12, 2009